Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

November 16, 2007

OR NARROW.

Eleven ways to fine-tune your exposure in a single trade.

Commodity iPath Exchange Traded Notes (ETNs) from Barclays give you access to sub-indexes and broad-based indexes. That means you can refine your commodities concentrations or go broad in one easy trade.

These iPath ETNs also offer your clients tax1 and cost efficiency2, trading flexibility, and daily exchange liquidity.

•	New iPath® Dow Jones-AIG Agriculture Total Return Sub-IndexSM ETN (JJA)

•	New iPath® Dow Jones-AIG Energy Total Return Sub-IndexSM ETN (JJE)

•	New iPath® Dow Jones-AIG Grains Total Return Sub-IndexSM ETN (JJG)

•	New iPath® Dow Jones-AIG Industrial Metals Total Return Sub-IndexSM ETN (JJM)

•	New iPath® Dow Jones-AIG Livestock Total Return Sub-IndexSM ETN (COW)

•	New iPath® Dow Jones-AIG Copper Total Return Sub-IndexSM ETN (JJC)

•	New iPath® Dow Jones-AIG Natural Gas Total Return Sub-IndexSM ETN (GAZ)

•	New iPath® Dow Jones-AIG Nickel Total Return Sub-IndexSM ETN (JJN)

•	iPath® Dow Jones-AIG Commodity Index Total ReturnSM ETN (DJP)

•	iPath® S&P GSCI™ Total Return Index ETN (GSP)

•	iPath® S&P GSCI™ Crude Oil Total Return Index ETN (OIL)

Don’t let a good idea get away. Return the reply card to receive your iPath ETN Commodities Kit. For more information, call 1-877-76-iPATH (1-877-764-7284).

Or visit www.iPathETN.com/product.

YES.

SEND ME THE iPATH ETN COMMODITIES KIT

Please complete this you access to

Please complete this form and return it to iPath.

John Q. Sample

Firm Name

123 Main Street Suite 456

Anytown, US 98754-1234

If you have a new address, please list below:

Please include your email address and phone number:

Email:

Phone:

We’ll send you the iPath ETN Commodities Kit, which includes:

•	The Basics of Commodities

•	iPath FAQs

•	Tax FAQs

•	Information Sheets

HAFC XXX-XXXX

1Buying and selling iPath ETNs will result in brokerage commissions. The sale, redemption or maturity of the Securities will generate tax consequences. In certain cases, you may be required to make a specific election in order to receive the most favorable tax treatment. For a more complete description, please see the description of the US federal income tax treatment in the applicable Pricing Supplement at www.iPathETN.com. 2iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar markets and are available to retail investors.

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll free 1-877-76-iPATH, or you may request a copy from any other dealer participating in this offering.

Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A. (“BGINA”), assists in the promotion of the Securities. Barclays Global Investors, N.A. and Barclays Capital Inc. (“BCI”) are affiliates of Barclays Bank PLC.

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment and illiquidity. Investing in the Securities is not equivalent to direct investment in index or index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased. An investment in iPath ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses.

BGINA and its affiliates, and BCI and its affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties; and (ii) was written to support the promotion or marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

The index components for iPath ETNs linked to commodities indexes are concentrated in the commodities sector. The market value of the Securities may be influenced by many unpredictable factors, including, where applicable, highly volatile commodities prices, changes in supply and demand relationships; weather; agriculture; trade; pestilence; changes in interest rates; and monetary and other governmental policies, action and inaction. Index components that track the performance of a single commodity, or index components concentrated in a single sector, are speculative and may typically exhibit higher volatility. The current or “spot” prices of the underlying physical commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodity. These factors may affect the value of the index and the value of your Securities in varying ways.

“Standard & Poor’s®”, “S&P®”, “GSCI®”, “S&P GSCI™”, “S&P GSCI™ Index”, “S&P GSCI™ Total Return Index”, “S&P GSCI™ Crude Oil Total Return Index” and “S&P GSCI™ Commodity Index” are trademarks or service marks of The McGraw-Hill Companies, Inc. and have been licensed for use by Barclays Bank PLC in connection with the Securities. The S&P GSCI™ Index, the S&P GSCI™ Total Return Index, the S&P GSCI™ Crude Oil Total Return Index, and S&P GSCI™ Commodity Index are not owned, endorsed, or approved by or associated with Goldman Sachs & Co. or its affiliated companies. The Securities are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. or any of its affiliates (“Standard & Poor’s”). Standard & Poor’s does not make any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the S&P GSCI™ Index or any of its subindexes to track general commodity market performance.

“Dow Jones®”, “AIG®”, “Dow Jones-AIG Commodity IndexSM”, “DJ-AIGCISM”, “Dow Jones-AIG Commodity Index Total ReturnSM”, “Dow Jones-AIG Agriculture Total Return Sub-IndexSM”, “Dow Jones-AIG Copper Total Return Sub-IndexSM”, “Dow Jones-AIG Energy Total Return Sub-IndexSM”, “Dow Jones-AIG Grains Total Return Sub-IndexSM”, “Dow Jones-AIG Industrial Metals Total Return Sub-IndexSM”, “Dow Jones-AIG Livestock Total Return Sub-IndexSM”, “Dow Jones-AIG Natural Gas Total Return Sub-IndexSM” and “Dow Jones-AIG Nickel Total Return Sub-IndexSM” are registered trademarks or servicemarks of Dow Jones & Company, Inc. (“Dow Jones”), and American International Group, Inc. (“AIG”), as the case may be, and have been licensed for use for certain purposes by Barclays Bank PLC for the Securities. The Securities based on the Dow Jones-AIG Commodity Index Total ReturnSM are not sponsored, endorsed, sold or promoted by Dow Jones, AIG Financial Products Corp. (“AIG-FP”), AIG or any of their respective subsidiaries or affiliates and none of Dow Jones, AIG-FP, AIG or any of their respective subsidiaries or affiliates makes any representation regarding the advisability of investing in such Securities.

© 2007 BGINA. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. 5426-iP-1107

Not FDIC Insured    •    No Bank Guarantee    •    May Lose Value

WITH OUR FAMILY OF 11 COMMODITY ETNs YOU CAN GO BROAD

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